As filed with the Securities and Exchange Commission on January 27, 2000.

					Registration Number: 33-_____________

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933.

                         Salient Cybertech, Inc.
           (Exact name of registrant as specified in its charter)

		Delaware				35-1990559
        (State or other jurisdiction of               (I.R.S. Employer
Identification Code incorporation or organization)     Number)

Salient Cybertech, Inc.			Paul Sloan, President
1715 Stickney Pt. Rd.			Salient Cybertech, Inc.
Suite A-12, Sarasota FL 34231           1715 Stickney Pt. Rd.
(941) 349-6583                          Suite A-12, Sarasota FL 34231
                                        (941) 349-6583
(Address, including zip code		(Address, including zip code
and and telephone number, including     telephone number, including area
area code of Registrants principal	code of agent for service)
offices and principal place of
Business)

                   Consulting Agreement with Marc Sporn
                           (Full title of Plan)

Copies to:
Bernabe B. Diaz, Esq.                           Marc Sporn
c/o Corporate Services Group                    22861 Harrowood Ct.
71 Stony Hill Rd., 2nd Flr.                     Boca Raton, FL 33433
Bethel, CT 06801

                     CALCULATION OF REGISTRATION FEE*
________________________________________________________________________
                                              Proposed Maximum
Title of       Dollar Amount to be   Offering    Aggregate     Amount of
each class     Registered            Per Unit    Offering      Registration
of                                               Price         Fee
Securities
to be
Registered     $250,000              $0. 33      $250,000.00   $66.00
Common
Stock, par
value-$.001




________________________________________________________________________
*Pursuant to the provisions of S.E.C. Rule 16, the Registrant is registering such additional Securities as may be issuable pursuant to applicable anti-dilutive obligations of the Registrant with reference to the securities registered.

                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3		Incorporation of Documents by Reference

	The following documents, which have been filed by Salient
Cybertech, Inc. (the "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

a) the Registrant's Registration statement on Form 10-SB, SEC File Number 000-28772, Filed on September 4, 1996.

b) the Registrant's Report on Form 8K, Filed on September 24, 1999, and amended on October 29, 1999 and December 27, 1999.

c) the Registrant's Report on Form 10-QSB, SEC File Number 000-28772, Filed on November 13, 1999.

	 All documents files by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall, except to the extent otherwise provided by any rule promulgated by the Securities and Exchange Commission, be deemed incorporated by reference in this Registration statement and to be part hereof from the date of filing such document.

Item 4		Description of Securities

        The Registrant is authorized to issue 80,000,000 shares of Common Stock, with a par value of $0.001. Immediately prior to this offering 3,200,000 shares of Common Stock were outstanding and held of record by approximately 350 persons. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or pre-emptive rights. The
Common Stock currently outstanding is (and the Shares being used pursuant to this prospectus will be) validly issued, fully paid and non-assessable. In the event of liquidation of the Registrant, the holders of Common Stock will share equally in any balance of the Registrant's assets available for distribution to them after satisfaction of creditors and the holders of the Registrant's senior securities. The Registrant may pay dividends, in cash or in securities or other property when and declared by the board of directors from funds legally available therefor, but has paid no cash dividends on its Common Stock.

Item 5		Interests of Named Experts and Counsel

        Bernabe B. Diaz, Esquire, the Registrant's General Counsel, owns 1,500 shares of the Registrant's common stock for which he paid
$1,500.00. Mr. Diaz is the attorney providing the legal opinion required by the Registration Statement.

Item 6		Indemnification of Directors

	In accordance with General Corporation Laws of the State of Delaware which were in effect at the time of Registrant was incorporated, the Registrant's Board of Directors adopted by resolution, as further set forth in the Registrant's by laws, provisions relative to indemnification of its Officers and Directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the defense of any proceeding or threatened proceeding to which such person was or is a party, or is threatened to be made a party by reason of the fact that such person was or is an officer or director, provided that, (i) such director or officer acted in good faith or in manner reasonably believed by him to be in the best interests of the corporation to procure a judgment in its favor. In the latter case, the power to indemnify extends to expenses actually or reasonably incurred in connection with the defense or settlement of any proceeding if such person (i) acted in good faith, and (ii) in the manner such officer and director believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary prudent person would use under similar circumstances. No indemnification will be made in respect of any claim, issue or matter, as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his duty to corporation unless, and only to extent that, the court in which such action or suit was brought shall determine upon an application of that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper. Otherwise, indemnification for an officer and director meeting the applicable standards of conduct is determined by a majority of the disinterested directors or shareholders or upon application by the corporation, such officer or director or his attorney, to the court in which such proceeding was pending. Notwithstanding the foregoing, The Registrant is contemplating amending its indemnification of officers and directors to allow the Registrant to utilize the broader indemnification now allowed under the Delaware Corporation Act.

	The Securities & Exchange Commission is of the opinion that indemnification of the Registrant's officers or directors for the matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.


Item 7		Exemption From Registration Claimed

	Not applicable.

Item 8		Exhibits

4.	Constituent Documents:

	.1	Original Articles of Incorporation*
	.11	1st Amendment to Articles of Incorporation*
 	.12	2nd Amendment to Articles of Incorporation*
	.2	Original Bylaws*
        .21     Current Bylaws, as amended.*

5.      Opinion of Bernabe B. Diaz, Esq. at page 6.

10. 	Consulting Agreements with Marc Sporn, et al at page 7.

___________
* Filed with the Registrant's Current Report on Form 8K and Exhibits appended thereto, as amended, Securities and Exchange Commission (Filed on October 29, 1999).




Item 9		Undertakings

(a)      Rule 415 offering.

1.	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information;

(2)	That, for the purpose of determining any liability under
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) Filings incorporating subsequent Exchange Act documents by reference.

	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 ( and, where applicable, each filing of the employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)      Filings of registration statement on Form S-8.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, in the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on itss behalf by the undersigned in the City of Sarasota, State of Florida on January 27, 2000.

                      Salient Cybertech, Inc.


                       By:/s/Paul Sloan/s/
                      Paul Sloan, President





Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	January 27, 2000

                       By:  __/s/Paul Sloan/s/___
                       Paul Sloan, President & Director